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EXHIBIT 10.1

Bentley Communications Corp.
1904 11th Street, Suite #1
Santa Monica, California 90404
VOX:  310-445-2599 - FAX: 310-445-2529

                              LETTER OF UNDERTAKING

July 23, 2001

Gaminng Online Ltd.
532 Jorrisen Street
Sunnyside, Pretoria
0002
Republic of South Africa

Dear Mr. Ignatius Michael Ferreira

                  PROPOSED ACQUISITION AND FINANCING OF GAMING ONLINE

Bentley Communications Corp. (BTLY) hereby undertakes to make an offer for 100% of the issued share capital of Gaming Online Limited at a price of US $3 million.

The Proposed transaction would be settled by the issue to Gaming Online Limited of 50,000,000 new shares of BTLY at a share price of $.06 per share. At present there are approximately 30 million shares in issue in BTLY, trading at $.08 per share.

The BTLY shares issued to Gaming Online Limited in terms of the proposed transaction would be subject to a pooling agreement of limited duration between the parties, or as may be required by the regulatory authorities (minimum 12 months).

The transaction would be accompanied by a financing draw down of a minimum of $250,000 commencing within 30 days of the date of completion of the acquisition transaction. This transaction would be settled by the issue to the financing group of up to 1,000,000 common 144 shares in BTLY.

The stated objective of funding is to bring the second site coming online (Fountaincity.com) as outlined in the registered Prospectus of Gaming Online to the stage of full operation.

The proposed transaction would be subject to a due diligence of Gaming Online Limited with regard to legal, financial (current audited financials) to June 30, 2001 (BTLY year end).

All due diligence to be conducted by recognized USGAP, CPA firms, or consultants to be completed within a period of 45 days, before any shares or cash can change hands.

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The proposed transaction would further be subject to the signing of a definitive agreement between the parties upon completion of any and all due diligence and a "no action" letter from SEC attorney Don Davis regarding the proposed transaction.

BTLY will call and hold a shareholders' meeting after the completion of the due diligence including the June 30the year end financials, and filing of its form 10K and then present for election of two directors from the organized board of Gaming Online Limited and two directors of BTLY, namely Gordon Lee the current CEO, and an additional party of his choice. Ignatius M. Ferreira will immediately assume the position of Chairman of the Board of the new "Bentley International Corp."

Market Support of the company would be provided by the following market makers:

     1.       Alexander Sec.
     2.       Hill Thompson
     3.       Knight Sec.
     4.       Wien Investment
     5.       Herzog Sec

Full information regarding BTLY can be accessed via the internet on the following address: URL's freedgar.com and bentleycommcorp.com.

Sincerely yours,

/s/ Gordon F. Lee
---------------------------
Gordon F. Lee
Chief Executive Officer

Please sign your acceptance of this letter of undertaking, following which the process of setting up a formal agreement; so due diligence will immediately be implemented.

Accepted on behalf o the Board of Directors of Gaming Online Limited:

/s/ Ignatius Michael Ferreira
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Ignatius Michael Ferreira
CEO